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Exhibit 5.1


                        Testa, Hurwitz & Thibeault, LLP



                                          January 22, 2002



MatrixOne, Inc.
210 Littleton Road
Westford, MA 01886

   Re: Registration Statement on Form S-8 relating to the 1999 Stock Plan, as amended (the "Plan")

Dear Sir or Madam:

     Reference is made to the above-captioned Registration Statement on Form S-8 (the "Registration Statement") filed by MatrixOne, Inc. (the "Company") on the date hereof with the Securities and Exchange Commission under the Securities Act of 1933, as amended, relating to an aggregate of 3,000,000 shares of Common Stock, par value $0.01 per share, of the Company issuable pursuant to the Plan (the "Shares").

     We have examined, are familiar with, and have relied as to factual matters solely upon, copies of the Plan, the Company's Amended and Restated Certificate of Incorporation, the Company's Amended and Restated By-Laws and the minute books of the Company, and originals or certified copies of such other certificates, documents, records and materials as we have deemed necessary for the purpose of rendering this opinion.

     We are members of the Bar of the Commonwealth of Massachusetts and are not expert in, and express no opinion regarding, the laws of any jurisdiction other than the Commonwealth of Massachusetts, the General Corporation Law of the State of Delaware and the United States of America.

     Based upon the foregoing, we are of the opinion that the Shares have been duly authorized and, when issued and paid for in accordance with the terms of the Plan, will be validly issued, fully paid and nonassessable.

     We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement.


                                   Very truly yours,


                                   /s/ TESTA, HURWITZ & THIBEAULT, LLP